Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Brookfield Infrastructure Partners L.P. ( the “Company”) on Form F-3 of our report dated March 5, 2009 relating to the consolidated financial statements of Longview Timber Holdings, Corp. as of and for the year ended December 31, 2008 and as of December 31, 2007 and for the period April 27, 2007 to December 31, 2007, appearing in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

December 22, 2009

Exh. 23.3-1